HAUPPAUGE DIGITAL INC.

                                 Code of Ethics

Introduction

This Code of Ethics (the "Code") embodies the commitment of Hauppauge Digital Inc. and our subsidiaries to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All Senior Financial Officers (as hereinafter defined) are expected to adhere to the principles and procedures set forth in this Code. For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, this Code shall be our code of ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, "Senior Financial Officers"). This Code is separate and apart, and in addition to, any policies our company may have in effect, from time to time, relating to our employees, officers and Board of Directors.

A. Code Compliance and Reporting

Our Senior Financial Officers should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any Senior Financial Officer who becomes aware of any existing or potential violation of this Code should promptly notify the Audit Committee of our Board of Directors and our General Counsel (see Exhibit A attached hereto for contact information) (we refer to such contacts as "Appropriate Ethics Contacts"). We will take such disciplinary or preventive action as we deem appropriate to address any existing or potential violation of this Code brought to our attention.

Any questions relating to how these policies should be interpreted or applied should be addressed to the Appropriate Ethics Contacts.

B. Personal Conflicts of Interest

A "personal conflict of interest "occurs when an individual's private interest improperly interferes with the interests of the company. Personal conflicts of interest, whether actual or apparent, are prohibited as a matter of company policy, unless they have been approved or waived by the company. In particular, a Senior Financial Officer must never use or attempt to use his or her position at the company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

Service to the company should never be subordinated to personal gain and advantage. Conflicts of interest, whether actual or apparent, should, to the extent possible, be avoided.


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Any  Senior  Financial  Officer  who  is  aware  of a  material  transaction  or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with the Appropriate Ethics Contacts.

C. Public Disclosure

It is company policy that the information in our public communications, including our filings made with the United States Securities and Exchange Commission, be full, fair, accurate, timely and understandable. Our Senior Financial Officers who are involved in the company's disclosure process, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the company to others, whether within or outside the company, including the company's independent auditors.

D. Compliance with Laws, Rules and Regulations

It is company policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Senior Financial Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations. If a Senior Financial Officer is not aware or familiar with the laws, rules or regulations that apply specifically to our business, they must request that the Appropriate Ethics Contacts provide such information.

Generally, it is both illegal and against company policy for any Senior Financial Officer who is aware of material nonpublic information relating to the company, any of the company's clients or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers.

More detailed rules governing the trading of securities by our Senior Financial Officers, employees, officers and directors are contained in our Insider Trading Policy. Any Senior Financial Officer, employee, officer or director who is uncertain about the legal rules involving his or her purchase or sale of any company securities or any securities in issuers that he or she is familiar with by virtue of his or her work for the company should consult with the Appropriate Ethics Contacts before making any such purchase or sale.

E. Amendment, Modification and Waiver

This Code may be amended or modified by our Board of Directors. Waivers of this Code may only be granted by the Board of Directors or a committee of the Board with specific delegated authority. Waivers will be disclosed as required by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and any applicable rules relating to the maintenance of the listing of our securities on any stock exchange.


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